Exhibit 99.1

CONTACT:
John C. Ferrara
Chief Financial Officer
FOR IMMEDIATE RELEASE	(212) 457-8200
jferrara@edgar-online.com

EDGAR Online Reports Fourth Quarter 2008 Results

Revenues, XBRL Filings and EBITDA Increase

NEW YORK, NY – February 3, 2009 – EDGAR® Online, Inc. (NASDAQ: EDGR) today announced that revenues for the quarter ended December 31, 2008 were $4.9 million, a 2% increase from the amount reported in the same quarter last year. Total revenues for the year ended December 31, 2008 increased $1.6 million to $19.5 million, compared to $17.9 million in the prior year. Adjusted EBITDA increased to $373,000 for the quarter ended December 31, 2008, compared to $149,000 for the same quarter last year. Adjusted EBITDA for the year ended December 31, 2008 increased $2.1 million to $914,000, compared to an EBITDA loss of ($1.2 million) in the prior year. EDGAR Online is a leader in the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets and a solution provider for the creation, management, and translation of XBRL financial reports.

“For 2008, we posted record revenues and grew our top line by 9% during the worst economic climate our company has ever faced. We sold 18% more contracts than we did in 2007 while also absorbing record cancelations. We improved EBITDA by over $2 million by reducing G&A while continuing to invest significantly in new capacity and capabilities around our XBRL platform,” said Philip Moyer, EDGAR Online President and CEO. “Our filings business continued its strong momentum. In 2008, we grew that business by over 210%. For the full year, we completed over 275 XBRL conversions including those for some of the largest companies in the US market. Our results demonstrate that we are committed to maintaining our leadership in XBRL while also delivering solid financial results in the face of a difficult and changing market. Our team is proud to post these results.”

Key 2008 accomplishments include:

•	Launching several new versions of our Xcelerate XBRL conversion platform which ensured scalability and full compliance with the final SEC mandate adopting XBRL as a requisite standard;

•	Converting the largest number of corporate reports into XBRL filings submitted to the SEC Voluntary Filing Program;

•	Releasing www.tryxbrl.com, the world’s first public web site that allows users to view and analyze complete XBRL-tagged financial statements in conjunction with RR Donnelley;

•	Partnering with Canada’s largest news and information distribution service for professional communicators, CNW Group, to provide a XBRL solution in the Canadian market; and

EDGAR Online, Inc.

2 of 6

•	Revising and releasing a new and updated corporate web site and online registration system.

Operating loss was ($408,000), or ($0.02) per share, for the three months ended December 31, 2008 compared to ($1.5 million), or ($0.06) per share, for the same quarter last year. The $1.1 million improvement in operating loss for the fourth quarter of 2008, as compared to the prior year, was primarily due to lower operating expenses in 2008 and severance costs in 2007. Net loss was ($517,000), or ($0.02) per share, for the three months ended December 31, 2008 compared to ($1.6 million), or ($0.06) per share, for the same quarter last year. Operating loss was ($2.2 million), or ($0.08) per share, for the year ended December 31, 2008 compared to ($7.1 million), or ($0.27) per share, in the prior year. Net loss was ($2.7 million), or ($0.10) per share, for the year ended December 31, 2008 compared to ($7.4 million), or ($0.28) per share, in the prior year.

Deferred revenue increased 3% to $4.2 million at December 31, 2008, compared to $4.1 million at December 31, 2007. Deferred revenue represents amounts billed to customers that will be recognized as revenue in future quarters as the Company’s subscription and data products are utilized. At December 31, 2008, cash, cash equivalents and short-term investments totaled $2.3 million, compared to $3.8 million at December 31, 2007. During the year ended December 31, 2008, the Company capitalized $747,000 of costs for the development of internal software related to the XBRL filings business, which are included in long term assets.

KEY FINANCIAL METRICS

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2008	2007	2008
Subscriptions	$2,245	$2,040	$8,857	$8,455
Data and solutions	2,299	2,694	8,238	10,464
Advertising and e-commerce	228	116	813	544

Total Revenues	$4,772	$4,850	$17,908	$19,463

Net loss	$(1,564)	$(517)	$(7,363)	$(2,659)
Interest expense, net	92	109	231	456

Operating loss	(1,472)	(408)	(7,132)	(2,203)
Severance costs	396	—	2,011	40
Stock compensation	552	305	1,594	1,207
Sales tax accrual	230	—	620	—
Amortization and depreciation	443	476	1,753	1,870

Adjusted EBITDA	$149	$373	$(1,154)	$914

Net loss per share	$(0.06)	$(0.02)	$(0.28)	$(0.10)
Adjusted EBITDA per share	$0.01	$0.01	$(0.04)	$0.03

In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes

EDGAR Online, Inc.

3 of 6

severance costs, a non-recurring charge related to a sales tax audit settlement and the non-cash charge for stock compensation expense. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Furthermore, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the Company’s definition of adjusted EBITDA might not be consistent with that of other companies.

EDGAR Online will hold its quarterly conference call to review results for the quarter ended December 31, 2008 today, Tuesday, February 3, 2009, at 5:00 p.m. EST. Philip Moyer, CEO and President, and John Ferrara, CFO, will host the call. To participate, please call (866) 334-3876 (toll-free for domestic callers), or (416) 849-4292 (international callers). The call will also be broadcast simultaneously over the Internet at: http://www.edgar-online.com/investor/. The teleconference replay will be available for approximately one week beginning at 7:00 p.m. EST on February 3, 2009 by calling (866) 245-6755 (domestic) or (416) 915-1035 (international), passcode 970930.

About EDGAR Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR) is a leader in the distribution of company data and public filings for equities, mutual funds and a variety of other publicly traded assets. We deliver our information products directly to end users via online subscriptions and data licenses, and to redistributors who embed our content in their own and their clients’ Web sites.

Our proprietary automated systems allow for the rapid conversion of data and we are a pioneer and leader in the global financial reporting standard—eXtensible Business Reporting Language, otherwise known as XBRL. We use our automated processing platform and our expertise in XBRL to produce both datasets and tools and to assist organizations with the creation, management and distribution of XBRL financial reports. For more detailed information on all of our businesses or to contact us please visit our Web site at www.edgar-online.com.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, and (x) changes in our business strategies.

EDGAR Online, Inc.

4 of 6

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

EDGAR Online, Inc.

5 of 6

EDGAR Online, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	(unaudited)			(unaudited)
	2007	2008	2007	2008
Revenues:
Subscriptions	$2,245	$2,040	$8,857	$8,455
Data and solutions	2,299	2,694	8,238	10,464
Advertising and e-commerce	228	116	813	544

Total revenues	4,772	4,850	17,908	19,463

Total cost of sales	797	916	3,019	3,140

Gross profit	3,975	3,934	14,889	16,323
Sales and marketing	1,193	1,064	4,924	4,545
Product development	935	747	3,710	3,894
General and administrative	2,480	2,055	9,623	8,177
Severance costs	396	—	2,011	40
Amortization and depreciation	443	476	1,753	1,870

Total operating expenses	5,447	4,342	22,021	18,526

Operating loss	(1,472)	(408)	(7,132)	(2,203)

Interest expense, net	(92)	(109)	(231)	(456)

Net loss	$(1,564)	$(517)	$(7,363)	$(2,659)

Weighted average shares outstanding - basic and diluted	26,207	26,499	26,023	26,387
Net loss per share – basic and diluted	$(0.06)	$(0.02)	$(0.28)	$(0.10)

EDGAR Online, Inc.

6 of 6

EDGAR Online, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2007*	December 31, 2008
	(unaudited)
Assets

Cash, cash equivalents and short-term investments	$3,778	$2,282
Accounts receivable, net	2,799	2,570
Other assets	233	254

Total current assets	6,810	5,106

Property and equipment, net	1,192	1,100
Goodwill	2,189	2,189
Intangible assets, net	4,198	2,952
Other assets	1,232	1,659

Total assets	$15,621	$13,006

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$3,422	$2,407
Deferred revenues	4,116	4,239
Current portion of long-term debt	125	438

Total current liabilities	7,663	7,084

Long-term debt	2,281	1,885
Other long-term liabilities	637	333

Total liabilities	10,581	9,302

Stockholders’ equity:
Common stock	274	276
Treasury stock	(1,959)	(1,828)
Additional paid-in capital	71,902	73,092
Accumulated deficit	(65,177)	(67,836)

Total stockholders’ equity	5,040	3,704

Total liabilities and stockholders’ equity	$15,621	$13,006

*	Derived from the Company’s audited December 31, 2007 financial statements.

# # # #